Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

FOR RELEASE
January 3, 2005

THE PEOPLES HOLDING COMPANY COMPLETES ACQUISITION OF
HERITAGE FINANCIAL HOLDING CORPORATION OF DECATUR, AL

TUPELO, Mississippi – The Peoples Holding Company (AMEX: PHC) announced today the completion of its acquisition of Heritage Financial Holding Corporation, the parent company of $540 million Heritage Bank, an Alabama banking corporation which operates eight banking offices in Decatur, Huntsville and Birmingham.

“We are excited about this partnership with Heritage which will give us a presence in some of Alabama’s most attractive markets and allow us to serve a broader customer base.” stated E. Robinson McGraw, President & Chief Executive Officer of PHC. “We look forward to the addition of Heritage’s board, management and employees to our team and believe we share similar values, cultures and operating philosophies.

“We look forward to this partnership with Peoples and believe that our customers will benefit from a broader line of financial products and services, access to larger lending limits and an expanded branch network.” commented Larry Mathews, CEO of Heritage. “We expect that our combined company will be better positioned for continued growth in the markets we serve, while maintaining our community banking philosophy of customer service.”

Heritage Bank will continue to operate under the present name as a division of The Peoples Bank & Trust Company until February 1, 2004 when both names will be unified under the name Renasant Bank.

About The Peoples Holding Company:

The Peoples Holding Company is the parent of The Peoples Bank & Trust Company, Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Insurance Agency, Inc. and Renasant Bank of Germantown, TN. Including Heritage, PHC has assets of approximately $2.2 billion and operates 58 community bank, insurance and financial services offices in 35 cities in Mississippi and Tennessee. Visit the company’s website at www.phcfc.com for additional information.